EXHIBIT


Identification of the Relevant Subsidiary


Aetna Life Insurance Company, an insurance company and wholly-owned subsidiary of Aetna Life and Casualty Company.

     -0- shares of 7.60%   Cumulative Preferred;  Par $100
     -0- shares of 7 6/10% Cumulative Preferred;  Par $100